Questar Corporation
Clawback Policy
The Board of Directors (the “Board”) of Questar Corporation (the “Company”) believes it is appropriate for the Company to adopt the following clawback policy (the "Policy") to be applied to Company officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (each, an “Executive”).
If the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement as a direct or indirect result of Misconduct (as defined below) by an Executive, then the Board (or a Board committee designated by the Board) may require reimbursement or forfeiture to the Company of all or a portion of any cash or equity-based incentive compensation paid to the Executive or Executives engaging in or otherwise accountable for such Misconduct. For purposes of this policy, "Misconduct" shall mean (A) fraud, (B) willful misconduct or gross negligence, and/or (C) a material breach of the Company’s Business Ethics and Compliance Policy, as determined in the sole discretion of the Board (or designated Committee).
In determining whether to require reimbursement or forfeiture and, if so, the amount of such reimbursement or forfeiture, the Board (or Board committee) shall take into account such factors as it deems appropriate, including (A) whether any bonus, incentive or equity compensation earned with respect to the period covered by the restatement was based on the achievement of specified performance targets and, if so, whether any such compensation would have been reduced had the financial results been properly reported at the time such compensation was determined, (B) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved, (C) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (D) whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered, (E) the passage of time since the occurrence of the act in respect of the applicable Misconduct, (F) any pending or threatened legal proceeding relating to the applicable Misconduct, and any actual or anticipated resolution (including any settlement) relating thereto, (G) the tax consequences to the affected Executive and (H) such other factors as it may deem appropriate under the circumstances.
Any determination of the Board (or Board committee) shall be conclusive and binding on the Company and the applicable Executives. The determination of the Board (or Board committee) need not be uniform with respect to one or more Executives.
This policy shall apply to any cash or equity-based incentive compensation paid to an Executive (while such individual is an Executive) from and after the date of the adoption of this policy by the Board during the three (3) year period preceding the date on which the Company discloses on Form 8-K or via other publicly filed disclosure that it is required to restate its financial statements.